Exhibit (d)(7)(d)

PACIFIC FUNDS
AMENDMENT TO THE FUND MANAGEMENT AGREEMENT

     The Fund Management Agreements (the “Agreement”), dated the 25th day of September, 2001 by and among Pacific Life Insurance Company (“Investment Adviser”), a California corporation, Lazard Asset Management LLC (“Fund Manager”), a Delaware limited liability company, and Pacific Funds, a Delaware statutory trust (the “Fund”), are hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 4th day of May, 2005.

     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.

Section 2 of the Agreement, Fund Manager Duties, is amended to add the following:

1. Fund Manager will provide reasonable assistance to the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the SarbanesOxley Act of 2002 (“SOX”) to the extent such provisions relate to the services to be provided by, and the obligations of, the Fund Manager hereunder. Specifically, and without limitation to the foregoing, the Fund Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Fund’s Form N-CSR, Form N-Q, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request. The Investment Adviser and the Fund understand and agree that the Fund Manager is not responsible for the Investment Adviser’s or the Fund’s compliance with SOX, or with any rules adopted by the SEC thereunder.

2. Fund Manager shall prepare and file Schedule 13G and Form 13F for securities held in each Portfolio it manages.

3. The Fund Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Fund and affiliated persons of those other portfolios of the Fund (collectively, the “Other Portfolios”). In doing so, the Fund Manager is prohibited from consulting with the Investment Adviser or the Fund managers of these Other Portfolios concerning securities transactions of the Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1 (a) and (b) under the Investment Company Act of 1940.

4. Fund Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Fund Manager, which may be amended from time to time, and which at all times shall comply with the requirements under proxy voting rules adopted by the SEC (the “Proxy Voting Rules”), including, without limitation, (i) the requirement that such policies and procedures address how a Portfolio will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Fund Manager shall vote proxies on behalf of each Portfolio in a manner deemed by the Fund Manager to be in the best interests of each Portfolio pursuant to the Fund Manager’s written Proxy Voting Policies and Procedures. The Fund Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under Form N-PX and the Proxy Voting Rules. The Fund Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures and Proxy Voting Rules.

     Fund Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Fund Manager’s Proxy Voting Policies and Procedures and shall disclose the voting record of each Portfolio, as required under the Proxy Voting Rules.

5. Upon request by the Investment Adviser, Fund Manager agrees to reimburse the Investment Adviser for costs associated with certain supplements (“Supplements”). Such Supplements are those generated due to changes by Fund Manager requiring immediate disclosure in the prospectus and for which, at the time of notification by Fund Manager to Investment Adviser of such changes, the Fund is not already generating a supplement for other purposes or for which the Fund does not wish to add such changes to a pending supplement. Investment Adviser may request reimbursement from Fund Manager for some or all of the costs associated with generating such Supplements. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, and/or distribution of such Supplements to all existing variable product contract and policy holders that are eligible to use the Fund as their underlying investment vehicle. Such changes by Fund Manager include, but are not limited to, changes to its structure, to investment personnel, to investment style or management. Such changes will not be unreasonably withheld from a pending supplement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Glenn S. Schafer	By: /s/ Jane M. Guon

Name: Glenn S. Schafer	Name: Jane M. Guon

Title: President	Title: Assistant Secretary

LAZARD ASSET MANAGEMENT LLC

By: /s/ Charles L. Carroll

Name: Charles L. Carroll

Title: Deputy Chairman

PACIFIC FUNDS

By: /s/ Glenn S. Schafer

Name: Glenn S. Schafer

Title: President

PACIFIC FUNDS

FEE SCHEDULE
LAZARD ASSET MANAGEMENT LLC
(Effective December 31, 2004)

Funds: PF Lazard Mid-Cap Value and PF Lazard International Value

     The Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF Lazard Mid-Cap Value Fund and PF Lazard International Value Fund according to the following calculation:

(a)	0.35% of the first $1 billion on the Combined Assets as defined below, 0.30% on the next $1 billion of the Combined Assets, plus 0.25% on Combined Assets above $2 billion; multiplied by

(b)	the ratio of the PF Lazard Mid-Cap Value Fund’s and PF Lazard International Value Fund’s average daily net assets over the Combined Assets.

     For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the PF Lazard Mid-Cap Value Fund and PF Lazard International Value Fund of Pacific Funds and the average daily net assets of the Mid-Cap Value Portfolio and International Value Portfolio of Pacific Select Fund.

     Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of December 31, 2004.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Thomas C. Sutton	By: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs

Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary

LAZARD ASSET MANAGEMENT LLC

By: /s/ John T. McSharry	By: /s/ Charles Burgdorf

Name: John T. McSharry	Name: Charles Burgdorf

Title: Product Manager	Title: Managing Director

PACIFIC FUNDS

By: /s/ Thomas C. Sutton	By: /s/ Audrey L. Milfs

Name: Thomas C. Sutton	Name: Audrey L. Milfs

Title: Chairman & Chief Executive Officer	Title: Vice President and Secretary